CONTACT:
U.S. Physical Therapy, Inc.
Carey Hendrickson, Chief Financial Officer
          Email: Chendrickson@usph.com
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

U.S. Physical Therapy Announces Acquisition
of an Industrial Injury Prevention Services and Ergonomics Software Business

Houston, TX,  November 1, 2023  – U.S. Physical Therapy, Inc. ("USPH" or the “Company”) (NYSE: USPH), a national operator of outpatient physical therapy clinics and provider of industrial injury prevention (“IIP”) services, today announced the acquisition of an IIP services and ergonomics software business by one of its two primary IIP companies, Briotix Health Limited Partnership (“Briotix”).  In addition to increasing its IIP services business, the newly created ergonomics software provides an exciting new solution to add to Briotix’s offerings to existing and potential customers.
Briotix purchased all of the IIP services business and a 55% equity interest in the ergonomics software business for a total purchase price of approximately $4.0 million. The combined businesses currently generate approximately $2.6 million in annual revenues.
Chris Reading, Chief Executive Officer, said, “The founders of the business, whom we have known for a good while, are of outstanding character and ability, and will be a great addition to our very capable Briotix team.  We are particularly excited about the growth potential of the software business which will enable us to serve an even broader audience relating to their ergonomic program needs.”

About U.S.  Physical Therapy, Inc.
Founded in 1990, U.S. Physical Therapy, Inc. operates 675 outpatient physical therapy clinics in 42 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 42 physical therapy facilities for unaffiliated third parties, including hospitals and physician groups. The Company also has an industrial injury prevention business which provides onsite services for clients’ employees including injury prevention and rehabilitation, performance optimization, post-offer employment testing, functional capacity evaluations, and ergonomic assessments.
More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.